EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of the
20th day of June 2014 by and between NYTEX Energy Holdings, Inc., a Delaware corporation (the
"Company"), and Michael Galvis (the "Executive").

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed with the Company.

WHEREAS, the Executive will serve as the Company's Chairman and Chief Executive Officer.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

ARTICLE 1
TERM OF EMPLOYMENT

1.1 Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement. The Executive's employment with the Company pursuant to this Agreement shall be "at will", and either the Company or the Executive may terminate the employment relationship at any time in accordance with the provisions of Paragraph 4.1. The period during which the Executive is in fact employed by the Company pursuant to this Agreement shall constitute the "Employment Period" hereunder.

ARTICLE 2
EMPLOYMENT DUTIES

2.1 Title/Responsibilities. The Executive shall serve as the Chairman and Chief Executive Officer of the Company. The Executive shall perform such duties as are usual and customary for such position or any other duties which may be reasonably assigned by the Company's Board of Directors (the "Board") from time to time, and shall report directly to the Company's Board. The Executive shall devote his full business time and attention to the business and affairs of the Company during the Employment Period. The Executive shall not engage in any other business, job or consulting activity during the Employment Period without the prior written permission of the Board.

2.2 Location. The Executive's principal place of employment shall be the Company's principal offices in Dallas, Texas, but the Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1 Salary. The Executive shall be paid a base salary at the annualized rate of Three Hundred Seventy-Five Thousand Dollars ($375,000).

Such rate shall be subject to annual review by the Board and may be increased in the Board's discretion.

Base salary may not be decreased below the initial rate or below the increased rate except that it may be decreased proportionately in connection with an across the board reduction in base salary applying to all executive officers of the Company. Base salary shall be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

3.2 Car Allowance. The Executive shall be paid an auto allowance ("Auto Allowance") of$825.00 per month. Such Auto Allowance shall be subject to annual review by the Board and may be increased in the Board's discretion. Such Auto Allowance may not be decreased below the initial rate without the prior written consent of the Board and the Executive. The Auto Allowance shall be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees.

3.3 Bonus. For each fiscal year of the Company during the Employment Period, the Executive shall be eligible to receive a cash bonus in a dollar amount determined by the Board at its sole discretion. The target bonus for each year shall be at least 25% of the Executive's base salary earned during such fiscal year. The actual bonus payable for each fiscal year shall depend upon the Executive's performance and the extent to which the Executive has achieved the performance goals established for the Company and the Executive for that year. Any bonus awarded to the Executive shall be paid on the 15th day of the third calendar month following the close of the fiscal year for which such bonus is earned.

3.4 Stock Awards. Executive will be eligible to participate in the Company's 2013 Equity Incentive Plan, or other such similar stock incentive award plan for key employees of the Company.

3.5 Fringe Benefits. The Executive shall, throughout the Employment Period, be eligible to participate in all employee benefit plans and programs, such as group disability insurance and group medical and health plans, which may be made available to the Company's full-time employees from time to time and for which Executive qualifies.

3.6 Vacation and Holidays. Executive will be entitled to receive paid vacation of not less than twenty (20) days and paid holidays in accordance with then-current Company policy.

3.7 Expense Reimbursement The Executive shall be entitled, in accordance with the Company's reimbursement policies in effect from time to time, to receive reimbursement from the Company for all reasonable business expenses incurred by the Executive in the performance of his duties hereunder, provided the Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities (the "Supporting Documentation"). The Executive must submit the Supporting Documentation for each such expense within ninety (90) days after the Executive's incurrence of such expense. If such expense qualifies hereunder for reimbursement, then the Company shall reimburse the Executive for that expense within thirty (30) days thereafter.

3.8 Withholding. The Company shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

ARTICLE 4
TERMINATION

4.1 Termination of Employment. The Executive's employment pursuant to this Agreement is "at will" and may be terminated in accordance with the following provisions:

A. The Executive's employment under this Agreement shall terminate immediately upon the Executive's death during the Employment Period.

B. In the event of the Executive's Incapacity for a period of one hundred fifty (150) days during the Employment Period, the Company may provide written notice of termination of the Executive's employment under this Agreement. The Executive's employment shall terminate on the thirtieth (30)-day following receipt of such notice by the Executive provided that, within such thirty (30)-day period, the Executive shall not have returned to full-time performance of the Executive's essential job functions. Notwithstanding the foregoing, the Executive's employment under this Agreement shall terminate without further obligation or notice by the Company, upon the Executive's Incapacity for an aggregate period of two hundred ten (210) days, in whole or in part, in any twelve (12)-month period during the Employment Period.

C. The Company may at any time, upon written notice, terminate the Executive's employment under this Agreement for any reason.

D. The Executive may at any time, upon fifteen (15) days written notice, terminate his employment under this Agreement for any reason.

E. The Company may at any time, upon written notice, discharge the Executive from employment with the Company hereunder by reason of Misconduct. Such termination shall be effective immediately upon such notice.

4.2 Payments Due Upon Any Termination. Upon any termination of the Executive's employment during the Employment Period, the Company shall provide to the Executive (or his estate) any unpaid base salary earned under Article 3 for services rendered through the date of termination and any unpaid or unreimbursed expenses incurred in accordance with Paragraph 3.7 hereof. All vesting of the Executive's outstanding, unvested restricted stock, options, or other unvested equity awards granted shall cease at the time of his termination of employment, and the Executive (or his estate) shall not have more than the limited period of time specified in the applicable stock compensation agreement in which to exercise any outstanding option following such termination of employment for any Common Shares for which those options are vested and exercisable at the time of such termination. In addition, the Executive shall be eligible for the payments and other benefits provided under Paragraph 4.3 or Paragraph 4.4 below of this Agreement, to the extent he qualifies for those payments and benefits in accordance with the applicable provisions of this Agreement.

4.3 Severance Benefits Upon Involuntary Termination Other Than Change in Control Severance Benefits. Should the Executive's employment pursuant to this Agreement be terminated by the Company other than by reason of Misconduct at any time other than within the Change in Control Severance Period, then the Executive shall become eligible to receive the severance payments and benefits described below provided that there is compliance with the following requirements (the "Severance Benefits Conditions"):

(i) The Executive shall, within twenty-one (21) days (or within forty-five (45) days if such longer period is required under applicable law) following such termination, execute and deliver to the Company a general release in substantially the form attached hereto as Exhibit B which becomes effective in accordance with applicable law following the expiration of any applicable revocation period. This requirement shall hereinafter be referred to as the "Release Condition."

(ii) The Executive shall have complied with, and shall continue to comply with the restrictive covenants set forth in Paragraphs 4.5 and 4.6.

In the event that the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraphs 4.5 or 4.6, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under Paragraph 4.3 or Paragraph 4.4.

The severance payments and benefits to which the Executive may become entitled under this Paragraph 4.3 shall consist of the following:

(a) Salary Continuation Payments. The Executive shall be entitled to receive his base salary equal to four weeks of his then current salary for each year of continuous employment by the Company for a total period not to exceed seventy-eight (78) weeks at the annualized rate then in effect for him under Paragraph 3 at the time of his termination. The first such payment shall be made on the thirtieth (30th) day following the Executive's Separation from Service due to such termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company's payroll practices for salaried employees.

(b) COBRA Payments. During such time as the Executive receives salary continuation payments under (a) preceding and subject to the Executive's election of COBRA continuation coverage under the Company's group health or medical plan, the Executive shall be entitled to receive each month an amount equal to the "applicable percentage" of the monthly COBRA premium cost, where the "applicable percentage" is the percentage of the Executive's total monthly premium for coverage under the Company's group health or medical plan paid by the Company immediately prior to the Executive's termination of employment.

4.4 Change in Control Severance Benefits. Should the Executive's employment pursuant to this Agreement terminate by reason of an Involuntary Termination within the Change in Control Severance Period, then the Executive shall become eligible to receive the following payments and benefits provided there is compliance with the same Severance Benefit Conditions set forth in Paragraph 4.3:

(a) Salary Continuation Payments. The Executive shall be entitled to receive his base salary for a total period of twelve (12) months at the annualized rate then in effect for him under Paragraph 3 at the time of his

Involuntary Termination. The first such payment shall be made on the thirtieth (30th) day following the Executive's Separation from Service due to such Involuntary Termination provided the requisite Release Condition is satisfied and subsequent salary continuation payments shall be made at periodic intervals in accordance with the Company's payroll practices for salaried employees.

(b) Pro-Rata Bonus. The Executive shall be entitled to receive a pro-rata amount of the annual and/or quarterly bonus for the fiscal year in which the termination occurs provided and only to the extent that any applicable performance goals upon which such bonus is conditioned are attained at the time of Executive's separation, and provided in its sole discretion, the Company elects to make such bonus to its other Executives. In the event of such attainment, the pro-rata bonus to which the Executive shall become entitled shall be determined by multiplying (i) the actual bonus the Executive would have received based on the attained performance goals had the Executive continued in the Company's employ until the payment date of that bonus by (ii) a fraction, the numerator of which is the number of full completed months in the bonus plan year through the effective date of termination, and the denominator of which is either three (3) or twelve (12), depending upon whether such bonus was earned for the quarter or the year, respectively. This payment shall be made within thirty (30) days of the Executive's termination, This payment shall be in lieu of any other payment to be made to the Executive under such quarterly or annual bonus plan for such fiscal year.

(c) COBRA Payments. During such time as the Executive receives salary continuation payments under (a) preceding and subject to the Executive's election of COBRA continuation coverage under the Company's group health or medical plan, the Executive shall be entitled to receive each month an amount equal to the "applicable percentage" of the monthly COBRA premium cost, where the "applicable percentage" is the percentage of the Executive's total monthly premium for coverage under the Company's group health or medical plan paid by the Company immediately prior to the Executive's termination of employment.

The severance payments and benefits provided under this Paragraph 4.4 shall be in lieu of any other severance benefits for which the Executive might otherwise be eligible by reason of the termination of his employment during the Change in Control Severance Period.

In the event that the Executive elects to engage or otherwise engages in any of the activities precluded by the restrictive covenants set forth in Paragraphs 4.5 or 4.6, the Executive shall not be entitled, after the date of such violation or activity (as the case may be), to receive any payments or benefits under Paragraph 4.4.

In no event shall the Executive be entitled to benefits and payments under both Paragraphs 4.3 and 4.4 of this Agreement.

4.5 Restrictive Covenants. During the Employment Period and for the entire period during which the Executive is to receive salary continuation payments under Paragraph 4.3 or Paragraph 4.4 below, whether or not those salary continuation payments are delayed pursuant to Paragraph 5.1, the Executive shall not:

(i) reveal, disclose, use or otherwise utilize any confidential, proprietary information of the Company, including, but not limited to its customer and vendor information,pricing, discounts, and other sales terms for Customers, financial plans and projections, budget, methodologies, tools, techniques and other methods of doing business unique to Company and which provide Company a competitive advantage, which is not in the public domain, hereafter "Confidential Information." This Confidential Information shall be provided to Executive by the Company to enable him to successfully perform his job responsibilities, and Executive covenants not to use, disclose or reveal this Confidential Information, except as authorized by the Company for its benefit.

(ii) anywhere within the company's leasehold operations or areas of mutual interest agreed upon in writing render any services or provide any advice, assistance or support to any Competing Business, whether as an employee, agent, representative, consultant,partner, officer, director or stockholder or in any other capacity; provided, however, that the Company acknowledges and agrees that the Executivemay make a passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly-traded securities of any corporation or other enterprise which may constitute a Competing Business hereunder;

(iii) contact, solicit or call upon any customer of the Company with whom Executive worked or about which Executive received Confidential Information, on behalf of any person or entity other than the Company for the purpose of selling any products or providing or performing any services of the type normally sold, provided or performedby the Company;

(iv) induce or attempt to induce any person or entity to curtail or cancel any business or contracts which such person or entity has with the Company;

(v) directly or indirectly encourage or solicit any employee, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationshipsat the time existing between the Company (or any affiliated company) and its employees, consultantsand independent contractors; or

(vi) directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.

4.6 Benefit Limit. The benefit limitations of this Paragraph 4.6 shall be applicable in the event the Executive receives any benefits that are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company) would otherwise constitute a parachute payment under Code Section 280G, then such payments and benefits shall be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments or benefits which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to the Executive under this Agreement (or on any other benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company) under Code Section 4999.

Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 4.6, then the Executive's salary continuation payments under Paragraph 4.3 or 4.4, as applicable, shall accordingly be reduced (with such reduction to be effected pro-rata to each payment) to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares as to which any equity award would otherwise vest on an accelerated basis in accordance with the terms of the award shall be reduced (based on the value of the parachute payment attributable to such equity award under Code Section 280G) to the extent necessary to eliminate such excess.

5.1 Section 409A.

ARTICLE 5
MISCELLANEOUS PROVISIONS

A. It is the intention of the parties that the provisions of this Agreement either be exempt from, or comply with, the requirements of Section 409 A of the Code and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment.

B. Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Paragraph 4.3 or 4.4 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the first business day of the seventh month following the date of the Executive's Separation from Service or (ii) the date of the Executive's death, if (a) the Executive is deemed at the time of such Separation from Service a "specified employee" within the meaning of that term under Section 409A of the Code, (b) the stock of the Company or any successor entity is publicly traded on an established market and (c) such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Paragraph 5.1 shall be paid in a lump sum to the Executive, and any remaining payments, benefits or reimbursements due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
5.2 No Entitlement to Benefits. In no event shall the Executive be entitled to any benefits under Paragraph 4.3 or 4.4 of this Agreement if his employment ceases by reason of Misconduct, death or Incapacity or if he voluntarily resigns (other than for a reason which qualifies as Good Reason).

5.3 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) the Company and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of the Company's assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of his estate and his heirs and legatees.

5.4 Notices.

A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be delivered personally, then such notice shall be conclusively deemed given at the time of such personal delivery.

B. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after deposit in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Parent:

NYTEX Energy Holdings, Inc.
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
Attention: Board of Directors
To the Executive: Michael Galvis
7007 Elmridge Drive
Dallas, TX 75240

C. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.

5.5 General Creditor Status. The benefits to which the Executive may become entitled under Article 4 of this Agreement shall be paid, when due, from the Company's general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments.

Accordingly, the Executive's right (or the right of the executors or administrators of the Executive's estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

5.6 Governing Documents. This Agreement shall constitute the entire agreement and understanding of the Company and the Executive with respect to the terms and conditions of the Executive's employment with the Company and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and the Company relating to such subject matter.

5.7 Governing Law. The provisions of this agreement shall be construed and interpreted under the laws of the State of Texas applicable to agreements executed and wholly performed within the State of Texas. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction or determined by an arbitrator to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable and consistent with the intent of the parties hereto. If such provision cannot be so amended without altering the intention of the parties, then such provision, including any consideration specifically tied to such provision, shall be stricken and the remainder of this Agreement shall continue in full force and effect.

5.8 Exclusive Venue. The exclusive venue for any dispute arising out of this Agreement shall be in the courts of Dallas County, Texas.

5.9 Legal Representation. The Executive acknowledges that he has had the right to consult with counsel and is fully aware of his rights and obligations under this Agreement.

5.10 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

ARTICLE 6
DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

Board means the Company's Board of Directors.

Change in Control means a change in control of the Company affected through any of the following transactions: (i) a merger, consolidation or other reorganization approved by the Company's shareholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction, or

(ii) a shareholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets in liquidation or dissolution of the Company, or

(iii) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's shareholders, or

(iv) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

Change in Control Severance Period means the period commencing with the Company's execution of the definitive agreement for a Change in Control transaction and continuing until the end of the twenty-four (24)-month period measured from the closing date of that Change in Control.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means the Company's common stock.

Competing Business means any business which is or, to the best of the Executive's knowledge, is expected to become, competitive with (a) the business of the Company (or any direct or indirect subsidiaries of the Company or any of their affiliates) or (b) a product or service that was contemplated by the Company (or any direct or indirect subsidiaries of the Company or any of their affiliates) during the six (6)-month period prior to the termination of Executive's employment.

Employment Period means the Employment Period as defined in Paragraph 1 of this Agreement.

Good Reason means the Executive's voluntary resignation within thirty (30) days following one or more of the following events that occur without the Executive's written consent: (A) a change in the Executive's position with the Company (or an affiliate of the Company then employing the Executive) which materially reduces the Executive's duties and responsibilities under Paragraph 2.1, (B) a material reduction in the Executive's level of compensation (including base salary and target bonuses under any corporate-performance based incentive programs), with a ten percent (10%) reduction deemed to be material, provided, however, that none of the events specified above shall constitute Good Reason unless the Executive first provides written notice to the Company describing the applicable event within thirty (30) days following the occurrence of that event and the Company fails to cure such event within thirty (30) days after receipt of such written notice, or (C) the relocation of Executive's principal place of employment (as provided in Paragraph 2.2 hereof) more than thirty (30) miles from its current location.

Incapacity means the inability of the Executive, by reason of any injury or illness, to properly perform the essential job functions, with our without reasonable accommodation, duties and responsibilities under this Agreement.

Involuntary Termination means (i) the Executive's involuntary dismissal or discharge by the Company for reasons other than Misconduct or (ii) the Executive's voluntary resignation for Good Reason. An Involuntary Termination shall not include the termination of the Executive's employment by reason of death or Incapacity.

Misconduct means (i) the commission of any act of fraud or embezzlement by the Executive, (ii) any unauthorized use or disclosure by the Executive of confidential information or trade secrets of the Company (or any affiliate of the Company), or (iii) any other intentional misconduct by the Executive adversely affecting the business or affairs of the Company (or any affiliate of the Company) in a material manner.

1934 Act means the U.S. Securities Exchange Act of 1934, as amended.

Separation from Service means the Executive's cessation of Employee status and shall be deemed to occur at such time as the level of the bona fide services the Executive is to perform in employee status (or as a consultant or other independent contractor) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered in employee status during the immediately preceding thirty-six (36) months (or such shorter period for which the Executive may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the dates indicated below.

NYTEX ENERGY HOLDINGS, INC.

Dated this 20th day of June, 2014

/s/ Michael K. Galvis
Michael K. Galvis
Chief Executive Officer

THE EXECUTIVE

Dated this 20th day of June, 2014

/s/ Michael K. Galvis
Michael K. Galvis